UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 22, 2020
Date of Report (Date of earliest event reported)

Flotek Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

8846 N. Sam Houston Pkwy W.,
Houston, Texas 77064
(Address of principal executive office and zip code)

(713) 849-9911
(Registrant’s telephone number, including area code)

(Not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	FTK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2020, Flotek Industries, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement") with TengBeng Koid, pursuant to which he will serve as President, Global Business for the Company. Mr. Koid, age 56, has most recently served as the President of Energy Solutions, a supplier of support software and services to the energy transportation, storage, marketing and delivery industries, from December 2011 to June 2020, including through its acquisition by Emerson Electric Co. in 2015. Before his time at Energy Solutions, Mr. Koid served Vice President of IHS Markit (formerly IHS, Inc.), a global information provider; as President, International for SMT, Inc., a provider of geoscience software, until its acquisition by IHS Markit; and as Executive Vice President and Chief Operating Officer of ION Geophysical. Prior to his time at ION, Mr. Koid worked for Halliburton Company, where he was Vice President with accountability over national oil companies; and Landmark Graphics Corporation, a software and services subsidiary of Halliburton, in various roles including Vice President/General Manager of Asia Pacific Operations, Vice President for Global Business Development, and Vice President for Asset Performance Consulting. Before Landmark Graphics and Halliburton, Mr. Koid was a senior manager at IBM specializing in the oil and gas industry. Mr. Koid has served on the board of irth Solutions, LLC, a cloud-based solutions company, since June 2020. Mr. Koid has an executive MBA from Bath University and graduated with honors from the University Science Malaysia with a bachelor's degree in computer science.

Pursuant to the Employment Agreement, Mr. Koid will receive an annual base salary of $350,000. Mr. Koid will also be eligible to earn an annual bonus with a target amount equal to his annual base salary multiplied by 100%, based on achievement of performance goals established by the compensation committee of the Board. Mr. Koid will receive a one-time signing bonus of $75,000.

In addition, Mr. Koid will receive grants of restricted stock of the Company and options to purchase shares of the Company's common stock in connection with the Employment Agreement. Subject to approval of the compensation committee of the Company, Mr. Koid will receive 200,000 restricted stock awards that will vest over three years. Mr. Koid will also receive performance-based options representing 300,000 shares of the Company's common stock that vest based 50% based on performance of the company relative to its peers, and 50% based on the closing price of the Company's common stock, with full vesting at $7.00 per share for a 20 consecutive trading-day period. The exercise price of the options will be the closing price of the Company's stock on the date of grant. Mr. Koid will be eligible to participate in the Company's long-term incentive plans after January 1, 2021.

In the event that Mr. Koid's employment is terminated by the Company without cause, or by Mr. Koid for good reason, Mr. Koid will receive severance equal to six months base salary, paid out in installments, and a prorated annual bonus, with the amount determined on actual performance over the entire performance period and paid at the Company's normally scheduled time. Mr. Koid will also receive reimbursement for COBRA premiums for up to six months.

The summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On June 22, 2020, the Company issued a press release announcing the Employment Agreement. The press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated June 4, 2020 between Flotek Industries, Inc. and TengBeng Koid.
99.1	Press Release of Flotek Industries, Inc. dated June 22, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: June 22, 2020	/s/ Nicholas J. Bigney
	Name:	Nicholas J. Bigney
	Title:	Senior Vice President, General Counsel & Corporate Secretary